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New York, NY, July 15, 1999 -- MTV Networks, a division of Viacom Inc. (NYSE:
VIA, VIA.B) and TCI Music, Inc, (NASDAQ: TUNE) announced today the completion of the transaction under which TCI Music has acquired a 10% stake in MTV Networks Online music ventures and MTV Online music ventures has acquired SonicNet, one of the Internet's leading music web sites, from TCI Music. Under the transaction, which was originally announced in May, MTV Networks also acquired rights to THE BOX, an interactive, 24-hour all-music network.

The transaction, which enhanced MTV Networks growing position as a leader in Internet music content and commerce, also provides for the companies to cooperate on the creation and launch of an interactive commerce-oriented music channel for advanced digital set top boxes anticipated to be deployed by cable operators beginning in late 1999. In addition, MTV Networks recently announced a 10-year comprehensive affiliation agreement with AT&T Broadband and Interactive Services for its core services - MTV: Music Television VH1 and Nickelodeon/Nick
- as well as its digital services.

Viacom Inc. is one of the world's largest entertainment companies and is a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster, MTV Networks, Paramount Pictures, Paramount Television, Spelling Television, Paramount Parks, Showtime Networks, Simon Schuster, 19 television stations, and international theatrical exhibition operations. Viacom also owns half-interests in the Comedy Central cable channel, the UPN television broadcast network and UCI., an international theatrical exhibition chain. National Amusements, Inc., a closely held corporation which operates approximately 1,300 motion picture screens in the U.S., the U.K. and South America, is the parent company of Viacom. More information about Viacom is available at the Company's Web site located at http://www.viacom.com .

TCI Music, Inc. is a diversified music entertainment company delivering audio and video music services to commercial and residential consumers via satellite, television, the internet and other methods. TCI Music Inc. is comprised of DMX, LLC (DMX) which programs, markets and distributes the premium digital audio music service known as Digital Music Express; prior to the transaction with MTV, TCI Music Inc. also included The Box Worldwide, Inc. (The Box), which programs and distributes the interactive music video television network, the Box Music Network and Sonic Net, a leading Internet music network consisting of a group of music websites. Under an agreement with Liberty Media Corporation (NYSE:
LMG.A and LMG.B), TCI Music has agreed to acquire all of Liberty's directly held internet content and interactive television assets in exchange for shares of Series B Common Stock and a new Series of Convertible Preferred Stock of TCI Music. Following the Liberty transaction, TCI Music will change its name to Liberty Digital, Inc. TCI Music, Inc. is traded on the Nasdaq Small Cap Market through its Series A Common Stock under the symbol TUNE.